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                                                                   EXHIBIT  2.1

August  7,  2003


D.R.  Barthol  &  Company
317  Lennon  Lane,  Suite  200
Walnut  Creek,  CA.  94598

Re:  Antares  Microsystems

Dear  Don Barthol Assignee for the Benefit of Creditors of Antares Microsystems:

SBE offers to purchase the following listed operating assets of Antares Microsystems ("Company") from you as Assignee effective August 7, 2003 for a total purchase price of $75,000. Upon acceptance of the offer by you, SBE will remit a check for $75,000 to you on August 8, 2003.

OPERATING  ASSETS  PURCHASED  BY  SBE:

-    The  name  Antares  Microsystems,  Inc.  and  derivatives  thereof.
- All intellectual property including patents, trademarks, copyrights and propriety product designs.
-    All  license  agreements  naming  the  Company  as  licensee  or licensor.
- Agreements to which patent, trademark, service mark or copyright has been sold or transferred to the Company.
-    Agreements  relating  to  source  or  objects  code  escrows.
- Distribution, marketing, advertising, public relations, sales representative and supplier agreements.
- Advertising, marketing and other selling materials currently used by the Company.
-    All  customer  lists
- All product inventories including all finished goods, work in process and raw materials.
- All outstanding purchase orders received from customers for the Company's products.
- All computers or computing equipment including software owned or licensed that is used in the production, testing, manufacturing or development of the Company's current or future products.
- All computer or computing equipment including software owned or licensed that is used in to account for or control the Company's manufacturing, production or sales of products.
-    All  of  the  production  or  test  work  benches.
- All other tools and equipment used in the design, production, test, manufacturing or storage process for the Company's products.


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ASSETS  AND  LIABILITIES  NOT  PURCHASED  BY  SBE:

- Any outstanding liabilities or commitments incurred prior to the purchase of the operating assets by SBE.
-     Any  lease  commitments  for  equipment,  automobiles  or  real  estate.
- Any loans or advances to the Company or to individuals or employees of the Company.
- Any payroll, sales or income taxes or other regulatory payments due by the Company.
-     Any  amounts  owed  to  current  or  former  employees  of  the  Company.
-     Any  Accounts  Receivable outstanding at the date of purchase or proceeds.
- Any furniture or fixtures owned or leased by the Company (with the exception of the production and test work benches).


DATE:  AUGUST  8,  2003
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/s/  David W. Brunton                      Accepted: /s/ Don  Barthol
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David  W.  Brunton                                    Don  Barthol
CFO                                                   D.R.  Barthol  &  Company


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